Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President & CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS 62% INCREASE IN NET INCOME - EPS OF $0.30 vs. $0.19 - ON 18% SALES INCREASE FOR THIRD QUARTER ENDED APRIL 30, 2012

LITTLE FALLS, New Jersey (June 7, 2012) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported a 62% increase in net income to a record $8,174,000, or $0.30 per diluted share, on an 18% increase in sales to $97,238,000 for the third quarter ended April 30, 2012. This compares with net income of $5,048,000, or $0.19 per diluted share, on sales of $82,619,000 for the third quarter ended April 30, 2011. For the nine months ended April 30, 2012, the Company reported net income of $21,688,000, or $0.80 per diluted share, on a 22% increase in sales to $287,797,000. This compares with net income of $15,743,000, or $0.61 per diluted share, on sales of $235,633,000 for the nine months ended April 30, 2011.

Andrew Krakauer, Cantel’s President and CEO stated, “We are pleased to have delivered strong sales growth and record quarterly earnings in the third quarter. Once again, Cantel’s positive results were driven by the continued success of our three prong approach to growth which includes investing in new product development, sales and marketing programs and acquisitions. Most importantly this quarter, results in each of our three largest segments, Endoscopy, Healthcare Disposables and Water Purification and Filtration, greatly benefited from gross margin expansion driven by successful integration of acquisitions, greater sales of higher margin products and improved operating efficiencies. Gross margins increased by about 6 percentage points to 43.8% compared with the same quarter last year.”

Krakauer added, “As in the first half of this fiscal year, our Endoscopy segment, led by our newly acquired Byrne Medical business, had excellent performance as sales increased by 41% and operating profit grew by 122%. Byrne products (now named Medivators procedural products) showed core growth of 28%, and the acquisition was accretive to earnings. The Byrne business has been integrated with our legacy endoscope reprocessing business under the “Medivators” name to establish the infection control leader in the gastrointestinal (GI) endoscopy market. We introduced the new Medivators business to our customers at two major trade shows in May and were very pleased by our customers’ favorable reactions to the combined business, as well as to a number of new products launched or soon to be launched that were exhibited.

Cantel’s two other largest business segments also performed well. In our Healthcare Disposables unit, due to greatly improved gross margins, operating profit increased 51% on a 6% increase in sales. Sales in our Water Purification and Filtration business were 11% higher. However, with effective integration of the Gambro water acquisition and a focus on margin improvement, operating profit in this segment grew by 73%.”

The Company further reported that its balance sheet at April 30, 2012 included current assets of $126,661,000, including cash of $25,027,000, a current ratio of 2.5:1, debt of $100,500,000 and stockholders’ equity of $266,382,000.  Krakauer stated, “The Company has a strong balance sheet and continues to generate significant cash flow and EBITDAS.  When compared with the same quarter last year, our EBITDAS grew by 58% to $18,552,000. Our net debt position improved during the quarter by almost $11 million to $75,473,000. We have reduced our net position during the first three quarters by over $28 million.”

Cantel Medical Corp. (NYSE:CMN) is a leading provider of infection prevention and control products in the healthcare market. Our products include water purification equipment, sterilants, disinfectants and cleaners, specialized medical device reprocessing systems for endoscopy and renal dialysis, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates and other dialysis supplies, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the third quarter ended April 30, 2012 on Thursday, June 7, 2012 at 10:00 AM Eastern time. To participate in the conference call, dial 1-877-407-8033 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, June 7, 2012 at 2:00 PM through midnight on August 7, 2012 by dialing 1-877-660-6853 and using passcode #286 and conference ID #395388.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=168743. A replay of the webcast will be available on Vcall for 90 days.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

2

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2012	2011	2012	2011

Net sales	$97,238	$82,619	$287,797	$235,633

Cost of sales	54,619	51,317	166,407	144,747

Gross profit	42,619	31,302	121,390	90,886

Expenses:
Selling	14,240	11,505	40,433	31,928
General and administrative	12,388	10,439	36,582	29,863
Research and development	2,217	1,715	6,660	4,779
Total operating expenses	28,845	23,659	83,675	66,570

Income before interest, other expense and income taxes	13,774	7,643	37,715	24,316

Interest expense	897	195	2,928	698
Interest income	(13)	(24)	(67)	(62)
Other expense	—	—	605	—

Income before income taxes	12,890	7,472	34,249	23,680

Income taxes	4,716	2,424	12,561	7,937

Net income	$8,174	$5,048	$21,688	$15,743

Earnings per common share - diluted	$0.30	$0.19	$0.80	$0.61

Dividends per common share	$—	$—	$0.05	$0.04

Weighted average shares - diluted	27,282	26,121	27,148	25,900

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	April 30,	July 31,
	2012	2011
Assets
Current assets	$126,661	$111,324
Property and equipment, net	43,260	34,459
Intangible assets, net	73,640	39,191
Goodwill	183,703	134,770
Other assets	3,055	1,699
	$430,319	$321,443

Liabilities and stockholders’ equity
Current portion of long-term debt	$10,000	$—
Other current liabilities	40,691	43,411
Long-term debt	90,500	24,000
Other long-term liabilities	22,746	19,717
Stockholders’ equity	266,382	234,315
	$430,319	$321,443

SUPPLEMENTARY INFORMATION

Reconciliation of Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation Expense (“EBITDAS”)

The reconciliation of EBITDAS with net income for the three and nine months ended April 30, 2012 and 2011, respectively, is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2012	2011	2012	2011

Net income	$8,174	$5,048	$21,688	$15,743

Income taxes	4,716	2,424	12,561	7,937
Interest expense	897	195	2,928	698
Interest income	(13)	(24)	(67)	(62)
Other expense	—	—	605	—
Depreciation	1,735	1,745	5,129	5,039
Amortization	2,279	1,465	6,846	4,190
Loss (gain) on disposal of fixed assets	58	1	94	(8)

EBITDA	17,846	10,854	49,784	33,537

Stock-based compensation expense	706	871	3,019	2,553

EBITDAS	$18,552	$11,725	$52,803	$36,090

EBITDAS is a measure of the Company’s performance that is not required by, or presented in accordance with, Generally Accepted Accounting Principles (“GAAP”). EBITDAS is a non-GAAP financial measure defined by the Company as income before interest, taxes, depreciation, amortization and stock-based compensation expense. The Company believes EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. Additionally, the Company regards EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and complements operating income, net income and other GAAP financial performance measures. Generally, a non-GAAP financial measure is a numerical measure of a Company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows, or other measures of financial performance prepared in accordance with GAAP.